Powder Springs, GA / GLOBENEWSWIRE / August 25, 2021 / Labor Smart Inc.

Shareholder Update

Labor Smart, Inc., and its wholly owned subsidiary, Takeover Industries (OTC PINK:LTNC) is pleased to announce that in less than four months from its launch of its NXT LVL brand, we have launched three other products into the US market, as follows:

1.	NXT LVL Hydrogen Water (nxtlvlusa.com).

2.	Manny Pacquiao Signature Can of NXT LVL Hydrogen Water (nxtlvlusa.com/pacman).

3.	NXT LVL Up (nxtlvlusa.com/gaming).

Also, on July 22, 2021 CSP Daily News named NXT LVL Hydrogen Water as a finalist for Best New Product of the Year. (https://www.cspdailynews.com/general-merchandise/csp-announces-finalists-2021-retailer-choice-best-new-products-contest).

In addition, on April 27, 2021, we entered into a joint venture agreement with Emmanuel “Manny” Pacquiao (“MP”) and the Manny Pacquiao Foundation (“MPF”), whereby, we have the ability to use the name, likeness, and endorsement of Manny Pacquiao and MPF in connection with the advertisement, promotion, and sale of our enhanced water beverage “NXT LVL”.

We are also making genuine efforts to become current on OTC Markets and ultimately with the Securities and Exchange Commission. Due to some promotional communications made by our predecessor early in 2021, OTC Markets Group has limited our abilities to upload information for a period of time, however, we are in communication with them, and it is our intention to satisfy all requirements and rectify any deficiencies. We have been receiving many shareholder calls and inquiries about our progress, and while we intend to be transparent, please understand that we cannot provide any material non-public information to individual shareholders that is not generally disseminated to the public. With respect to timing, we are unable to provide details at this time, but the work is underway, and we will disseminate information to the public and to our shareholders as permitted under the applicable securities laws and guidelines.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Labor Smart, Inc. (“Labor Smart” or the “Company”). Forward-looking statements are based on the expectations, estimates, or projections of the Company’s management as of the date of this press release. Although Labor Smart’s management believes these expectations, estimates, or projections to be reasonable as of the date of this presentation, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause the Company’s actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Labor Smart’s actual results or performance to differ materially from the forward-looking statements include those set forth in the “Risk Factors” sections in the Company’s filings with the Securities and Exchange Commission, which are available for viewing on the SEC’s EDGAR website. These forward-looking statements speak only as of the date of this press release and, except as required by law, Labor Smart specifically disclaims any obligation to update these forward-looking statements, even if new information becomes available in the future.

Twitter as it is not the appropriate medium for the dissemination of company information and we will no longer be utilizing Twitter. All shareholder questions should be directed to:

Investor Contact:
IR@labormart.com
SOURCE: Labor Smart Inc.